Exhibit 99.1

Dear Shareholders:  Fiscal 2002 marked the beginning of a new journey for our company, as we adopted an innovative strategy designed to position Restoration Hardware as the premium home lifestyle brand in the marketplace. Our goal is to fill the existing void above the current lifestyle retailers, and below the interior design trade. Over the next decade, the fastest-growing segment of the U.S. population will be the 45- to 60-year-old baby boomers. As these customers evolve, so will their purchasing needs and desires. We believe they will become more home-centered, desire a higher level of quality, and seek out timeless, classic design.

With that opportunity in mind, in April 2002 we launched a new merchandise strategy aimed at improving performance and returning Restoration Hardware to profitability.

Having just passed the first anniversary of our efforts we would like to reiterate the challenges we faced, update you on our progress, and give you a sense of what lies ahead.

The Challenges We Faced

The key issue we faced was profitability at the store level. Both our overall sales and our merchandise margins were too low to offset our fixed occupancy costs. To remedy this, we identified specific underlying problems and formulated a strategy launched during 2002 to address each one:

Expand and clarify our core businesses. We lacked a sufficient number of clear core businesses to make Restoration Hardware a compelling destination for consumers. Our strategy was twofold: First, refine our hardware, bathware, furniture and lighting categories, reducing the number of items we carry from 7500 to 5000 to eliminate non-core items. Second, add a new synergistic textile business, including window treatments, floor coverings, pillows and throws, and bed and bath textiles.

Adjust the proportion of furniture sales. Since furniture tends to be a low-margin, high-distribution-cost business, we needed to better balance our overall sales mix. Our goals: decrease furniture from approximately 32% of sales to 25%. Grow the textiles category (a high-margin, low-distribution-cost business) from approximately 4% of sales to 20%.

Increase direct imports. In 2000, we were importing only 18% of our products directly from overseas manufacturers, while buying a large portion of merchandise from domestic importers. That limited our margins, and in some cases made our pricing uncompetitive. We set out to increase direct imports to 45-60% of our purchases by the end of fiscal 2003.

Grow our direct-to-customer business. In addition to aggressively growing our internet and catalog sales, we sought to make better use of our catalog as a multi-channel sales generator by mailing more books into store trade areas to increase comparable store sales.

We also saw an opportunity to use the catalog as a vehicle to reinforce our merchandise strategy and brand positioning.

Eliminate under-performing stores:  In addition to the three stores closed in 2001, we established a goal to close six to eight more stores over the next three years.

Our Progress to Date

Our progress to date has been significant. In April 2002 we implemented a new merchandising strategy which included remodeling all of our stores, introducing a new catalog design, and launching a new web site. We are on track to improve average store sales volumes from approximately $3.1 million to approximately $3.4 million, while increasing merchandise margins in the first full 12 months of our strategy (April 2002 to April 2003). The result should be a return to profitability during fiscal 2003. Some specific highlights of our progress include:

Expansion of our bathware category.  We have created coordinated collections of hardware, mirrors, lighting, and accessories and presented them prominently in our stores, catalogs, and web site. We believe that these exclusive collections serve to position Restoration Hardware as the authority in this category among home lifestyle retailers.

Introduction of premium lines of home textiles.  We introduced collections of window treatments, floor coverings, and bed and bath linens at a superior quality level not easily found in the marketplace.  Linen drapes from Belgium, 464-thread-count sheets from Italy, and 800-gram weight towels from Turkey – all serve to reinforce our premium brand positioning.

Increase of direct imports to 45% of our purchases.  We believe we can continue to improve our ability to source directly from offshore factories and significantly improve our merchandise margins.

Growth of direct-to-customer business. Our direct-to-customer business has almost doubled in the past two years, and the response to the new design of our catalog and web site has been encouraging. We can now successfully circulate catalogs into store areas, driving traffic to our stores and web site, while also improving overall profitability in the direct-to-customer channel.

Reduction of furniture as a percentage of sales from 32% to 25%.  Achieving this gives us a more appropriate product mix, and increases our overall merchandise margins.

Closing of three under-performing stores.  This should result in an improvement in store operating margins.

What Lies Ahead

We continue to work toward the long-range goals established in 2002: boosting store level profitability over the next several years by increasing sales to $4.0 million per store, and improving merchandise margins an additional 300 to 400 basis points. Achieving these objectives will enable us to generate operating margins in the 7% to 10%  range. Our objectives for the coming year include:

Continue to refine and expand our core businesses.  To reinforce our position as the authority in the bathware category we will introduce an exclusive line of faucets and fittings that coordinate with our current bath collections. We believe that pursuing dominance in this category will establish Restoration Hardware as the destination for bath furnishings.  We will also offer new collections in furniture, lighting and textiles, and pursue top-of-mind customer awareness in these categories.

Open a new prototype store. We will launch a new Restoration Hardware prototype store this fall in Corte Madera, CA, Richmond, VA, and Cleveland, OH. The new store format will allow us to showcase our core businesses with greater clarity and authority. Whereas we previously built a 10,000 to 12,000 square foot store in all markets, the new design will have the ability to vary in size from 7,500 to 12,000 square feet, allowing us to appropriately match store size to market potential.  This new model may allow us to expand into additional markets that were previously not viable.

Expand direct-to-customer business. We will continue to expand our direct-to-customer business at a rapid pace and enhance our ability to generate revenues in all three channels while reaching our customers in a more cost-effective way.

Continue to close under-performing stores. Over the next two years we plan to execute our right to terminate the leases in eight unprofitable locations, which will have a positive effect on our operating margins.

Become more efficient and cost-conscious. After 18 months of dramatic change and repositioning, we are now concentrating on execution and process improvement throughout the organization. We have tightened our belts in regard to expenses, and have prepared ourselves to weather a further economic downturn in light of current events in the United States and abroad.

Looking forward to a long and prosperous journey

We are proud of what we have accomplished this past year. Our strategy is on track to return the company to profitability and position Restoration Hardware for future growth. Our plans for the future are exciting, as we see the opportunity to build a $1 billion-plus multi-channel retail brand.

We would like to thank our board members for their contributions, and you, our shareholders, for your support.

We would also like to congratulate all of our passionate and dedicated associates who have worked hard to bring our new strategy to life.

/s/ Stephen Gordon	/s/ Gary Friedman
Stephen Gordon, Founder & Chariman	Gary Friedman, President & Chief Executive Officer